Exhibit 10.1
May 17, 2021

Mr. Jesse E. Gary
1204 Michigan Ave.
Wilmette, IL 60091
Dear Jesse:
We are very pleased to offer you the position of President and Chief Executive Officer of Century Aluminum Company (the “Company”), effective July 1, 2021 (the “CEO Date”).
In this position, you will continue to be based out of the Company’s Chicago headquarters and will report directly to the Company’s Board of Directors. You will also be appointed to the Company’s Board of Directors, effective on or prior to the CEO Date.
The following will serve as an overview and outline of the conditions and financial terms of our offer:
Compensation
•Base Salary: You will receive an initial annual base salary of $850,000, which, for 2021, will be prorated for the period after the CEO Date, to be reviewed annually.
•Annual Incentive Program: You will continue to participate in the Annual Incentive Plan (“AIP”), with a target annual incentive equal to 100% of your base salary effective from the CEO Date. Your 2021 AIP award will be prorated based on your pre- and post-CEO Date service and salary.
•Long Term Incentive Plan: You will continue to participate in the Long Term Incentive Plan (the “LTIP”), with a target award payout equal to 295% of your base salary effective with your 2022-2024 LTIP award. In addition, you will receive an additional 2021-2023 LTIP award to reflect your increased salary and target payout, prorated based on your service before and after your acceptance of this letter.1
•Promotion Bonus: In recognition of your promotion, you will receive (i) a cash bonus (the “Cash Promotion Bonus”) in the amount of $6,000,000, which will vest and be payable to you in installments of 50% on the first anniversary of the CEO Date, 30% on
1 NTD: Additional award to reflect a 75%/25% PSU/TVPSU split as opposed the 67%/33% split under the existing award.
Century Aluminum Company
1 S. Wacker Drive, Ste 1000
Chicago, IL 60606
312-696-3101    Office
312-696-3102    Fax

Mr. Jesse E. Gary

the second anniversary of the CEO Date and 20% on third anniversary of the CEO Date (each of such anniversaries a “Vesting Date”); and (ii) a one-time time award of TVPSUs under the LTIP (the “Promotion TVPSUs” and together with the Cash Promotion Bonus, the “Promotion Bonus”) valued at $2,000,000,2 which will vest and be settled in shares of common stock in the same installment percentages and on the same Vesting Dates as the Cash Promotion Bonus.
Payment of the Cash Promotion Bonus and settlement of the Promotion TVPSUs will be subject to your continued employment with the Company on each of the applicable Vesting Dates; provided, however, that (i) if your employment terminates by reason of your Disability, termination by the Company without Cause, or termination by you for Good Reason (such capitalized terms as defined in the Company’s Form of TVPSU Award Agreement (the “Form TVPSU Agreement”) filed as Exhibit 10.26 to the Company’s 2020 Form 10-K) any remaining Promotion Bonus will continue to vest and become payable on the applicable Vesting Dates, or (ii) if you are not named President and CEO of the Company by December 31, 2021 (the “Appointment Deadline”) or if your employment terminates by reason of your death any remaining Promotion Bonus will be paid and settled as soon as administratively practical thereafter and in no event later than two and a half months after the Appointment Deadline or the end of the year of death, as applicable. In the event your employment is terminated by the Company without Cause or by you for Good Reason following a Change in Control (within the meaning of the Form TVPSU Agreement), then the Promotion Bonus will immediately vest and become payable in full on the date of such termination of employment. The Promotion TVPSUs will be subject to such other terms and conditions as set forth in the Form TVPSU Agreement to the extent such terms do not conflict with the terms set forth herein. Payment of each installment of the Cash Promotion Bonus will be made on the first regular payroll date on or following the applicable Vesting Date.

The payment of any AIP and LTIP awards (other than the Promotion Bonus) will continue to be subject to the discretion of the Compensation Committee in accordance with the terms of the AIP and LTIP and the respective award agreements. All amounts payable hereunder will be subject to any required withholdings and deductions.
Severance Protection
You will be named a Tier I participant in the Company’s Executive Severance Plan.
Employee Benefits
You will remain eligible for participation in the Company’s employee benefit plans and programs in accordance with the terms thereof, including the Century Aluminum 401(k) plan; the Century Aluminum Company Restoration Plan (which will continue to provide a 9% contribution on compensation exceeding the IRS limit); medical, dental and vision insurance plans, and life insurance; and will remain entitled to 20 days (160 hours) of vacation per year.
2 NTD: TVPSUs to be valued based on Company’s usual 20-trading day average price method for executives.

Mr. Jesse E. Gary

Company Policies
Your ongoing employment as the Company’s President and Chief Executive Officer will be subject to all applicable Company policies, which may be changed, terminated, or added from time to time. Without limiting the generality of the foregoing, you will remain subject to the Company’s Stock Ownership Guidelines. Your minimum stock ownership level will increase from 48,000 to 150,000.
At-will Employment
Your employment continues to be at-will. Nothing in this offer letter is intended to or does create a contract of employment for a specific period of time nor does it create any obligations on the part of the Company or vest any rights in you other than those specifically set forth herein.

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Subject to your acceptance of this offer, with effect from the CEO Date (other than with respect to the Promotion Bonus, which shall be effective from the date of your acceptance) this letter supplements and amends the terms of your employment with the Company and supersedes and replaces any prior terms, understandings or agreements, whether oral or written, between you and the Company, that are inconsistent with the terms set forth herein. Except to the extent amended or replaced by the terms set forth herein, the existing terms, understandings and agreements with respect to your employment by the Company, whether oral or written, between you and the Company, will remain in effect following the CEO Date. This letter will be governed and interpreted with the laws of the State of Delaware, without reference to its choice of law principals.
Please contact me if you have any questions regarding this letter, our offer or any other matters.
Please sign and return a copy of this letter to me to confirm your acceptance of the President and Chief Executive Officer position. This offer letter may be executed in manual or pdf or other electronic counterparts, all of which will be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Mr. Jesse E. Gary

Jesse, representing the full Board, we appreciate all your efforts for the Company up until this point and are very excited to have you take the Company to the next level.
Sincerely,

/s/ Andrew Michelmore
Andrew Michelmore
Chairman of the Board of Directors

Accepted and Agreed to:

/s/ Jesse E. Gary
Jesse E. Gary
Date: May 17, 2021